FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2017 THIRD QUARTER RESULTS

Increases 2017 Guidance

THE WOODLANDS, TX – October 30, 2017 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the third quarter ended September 30, 2017.

Consolidated Third Quarter 2017 Financial Results Compared to Third Quarter 2016 :

•	Revenues were $304.2 million compared to $205.6 million;

•	Gross margin was 10.1% of revenues compared to 8.1%;

•	Operating income was $12.6 million compared to $3.7 million;

•	Net income attributable to Sterling common stockholders was $7.1 million compared to $2.4 million; and,

•	Net income per diluted share attributable to common stockholders was $0.26 compared to net income per diluted share of $0.10.

Consolidated Financial Position at September 30, 2017:

•	Cash and Cash Equivalents were $66.5 million;

•	Working capital totaled $84.8 million;

•	Total debt was $88.6 million.

Business Overview:
Third quarter 2017 revenues increased approximately 48% compared to the prior year quarter. Heavy Civil Construction revenues grew $57.6 million or 28% over the third quarter of 2016 driven by our large projects in the Rocky Mountain market. The remainder of the increase in revenues was primarily related to the Residential Construction acquisition which was completed on April 3, 2017. Third quarter 2017 Residential Construction revenues totaled $40.9 million compared to $37.2 million for the second quarter of 2017. The residential markets continue to see steady growth in the low double-digit range. Dallas housing starts increased 13% in the third quarter of 2017 over the third quarter of 2016, while our principal operating market for the Residential Construction business continues to perform in excess of the aforementioned market growth rates.

Gross profit was $30.6 million in the third quarter of 2017, an increase of $14.0 million from the prior year third quarter. Gross margin expanded by 200 basis points to 10.1% primarily as a result of the acquisition of Residential Construction which added approximately 160 basis points to gross margin in the third quarter with the balance derived by higher gross margins from Heavy Civil Construction

General and administrative expenses were $13.1 million in the third quarter of 2017, or 4.3% of revenues compared to $9.1 million or 4.4% in the third quarter of 2016. The increase was primarily the result of the Residential Construction acquisition and increased recruiting and pre-bid contract costs in the Company’s Rocky Mountain market.

Heavy Civil Construction Backlog Highlights:

•
Total backlog at September 30, 2017 of $804 million was down 2% when compared to December 31, 2016 and down 12.9% from the second quarter of 2017, which is reflective of a 28% increase in Heavy Civil third quarter revenue over the prior year;

•	Total backlog at September 30, 2017 excludes $108 million of projects where the Company was the apparent low bidder but the contract had not yet been signed; and,

•
Gross margin on projects in backlog as of September 30, 2017 averaged 8.4% as compared with 8.2% at December 31, 2016 and 8% at September 30, 2016, while gross margin on the projects awarded in the third quarter of 2017 averaged approximately 9.5%.

CEO Remarks and Outlook:
“The Sterling Team was able to deliver another strong quarter in some very adverse conditions,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “Even with the impact of one of the worst hurricanes in Texas history, we were still able to improve our Heavy Civil performance, and deliver strong top line and bottom line growth in the third quarter to exceed our expectations. In addition to improved Heavy Civil performance, our Residential Construction segment contributed approximately $40 million in revenues as the business completed the highest number of concrete slabs for a single quarter in its history. We also executed well on some large projects in the Rocky Mountain region. The net impact of Hurricane Harvey on our third quarter was not significant as the productivity lost on Gulf Coast projects was largely offset by emergency work that resulted from the storm related flooding. Our backlog decreased compared to the end of the second quarter reflecting the seasonal timing of bidding opportunities, along with the delay of project lettings by TxDOT in the wake of Harvey, coupled with our continued disciplined approach to bidding.”

Mr. Cutillo continued, “We expect our fourth quarter results to remain strong but follow our typical seasonal decline in both our Heavy Civil and Residential Construction businesses. Given our strong year-to-date performance and our expectations for the fourth quarter, we are raising our guidance ranges for full year 2017 as follows:

•	Revenues of $915 million to $935 million from $850 million to $880 million;

•	Net income attributable to Sterling common stockholders of $11.0 million to $12.5 million from $9.0 million to $11.0 million.
We expect our full year 2017 average common shares outstanding to be approximately 26.6 million.

“Looking beyond 2017, we expect to benefit from a macro environment that continues to provide a steady stream of heavy civil project opportunities across our geographies. Additionally, for our residential business, we anticipate that the Dallas-Fort Worth Metroplex will continue growing at low double digit percentages and we are on track to begin an expansion of our Residential Construction operations in the Houston market in the first half of 2018. Collectively, we expect these factors to lead to top-line growth in the mid-to-high single digits which, combined with our leveragable cost structure and our shifting mix towards higher margin business should lead to margin expansion and increased cash flow. As a result, we anticipate that our balance sheet will further strengthen, providing us with greater financial flexibility to reinvest in our business and pursue attractive growth opportunities.”

Conference Call:
Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Tuesday, October 31, 2017 at 09:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation infrastructure, water infrastructure, and residential and commercial concrete projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii and other states in which there are construction opportunities. Its Heavy Civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems and multi-family homes, commercial projects and parking structures. Its Residential Construction projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$304,219	$205,629	$704,047	$521,778
Cost of revenues	(273,588)	(189,007)	(638,924)	(486,065)
Gross profit	30,631	16,622	65,123	35,713
General and administrative expenses	(13,129)	(9,146)	(36,545)	(27,888)
Other operating expense, net	(4,863)	(3,804)	(9,371)	(7,238)
Operating income	12,639	3,672	19,207	587
Interest income	107	15	192	19
Interest expense	(3,576)	(491)	(6,672)	(2,176)
Loss on extinguishment of debt	—	—	(755)	—
Income (loss) before income taxes and earnings attributable to noncontrolling interests	9,170	3,196	11,972	(1,570)
Income tax expense	(344)	(41)	(469)	(68)
Net income (loss)	8,826	3,155	11,503	(1,638)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(1,694)	(740)	(2,966)	(1,252)
Net income (loss) attributable to Sterling common stockholders	$7,132	$2,415	$8,537	$(2,890)

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$0.27	$0.10	$0.33	$(0.12)
Diluted	$0.26	$0.10	$0.33	$(0.12)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	26,486	25,003	25,787	23,915
Diluted	26,920	25,365	26,260	23,915
Segment Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue
Heavy Civil Construction	$263,278	$205,629	$625,887	$521,778
Residential Construction	40,941	—	78,160	—
Total Revenue	$304,219	$205,629	$704,047	$521,778

Operating Income
Heavy Civil Construction	$6,960	$3,672	$8,627	$587
Residential Construction	5,679	—	10,580	—
Total Operating Income	$12,639	$3,672	$19,207	$587

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,541	$42,785
Contracts receivable, including retainage	149,052	84,132
Costs and estimated earnings in excess of billings on uncompleted contracts	43,384	32,705
Inventories	2,093	3,708
Receivables from and equity in construction joint ventures	9,069	7,130
Other current assets	9,654	5,448
Total current assets	279,793	175,908
Property and equipment, net	59,464	68,127
Goodwill	85,277	54,820
Intangibles	45,200	—
Other assets, net	3,301	2,968
Total assets	$473,035	$301,823
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$100,565	$67,097
Billings in excess of costs and estimated earnings on uncompleted contracts	63,368	64,100
Current maturities of long-term debt	986	3,845
Income taxes payable	280	78
Accrued compensation	14,566	5,322
Other current liabilities	15,188	6,150
Total current liabilities	194,953	146,592
Long-term liabilities:
Long-term debt, net of current maturities	88,619	1,549
Member’s interest subject to mandatory redemption and undistributed earnings	46,329	45,230
Other long-term liabilities	595	362
Total long-term liabilities	135,543	47,141
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01 per share; 38,000,000 shares authorized, 27,023,143 and 24,987,306 shares issued	270	250
Additional paid in capital	231,848	208,922
Retained deficit	(93,201)	(101,738)
Total Sterling common stockholders’ equity	138,917	107,434
Noncontrolling interests	3,622	656
Total equity	142,539	108,090
Total liabilities and equity	$473,035	$301,823